EXHIBIT 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

BETWEEN DR. YAWEN L. CHIANG AND CORAUTUS GENETICS, INC.

This FIRST AMENDMENT to that certain EMPLOYMENT AGREEMENT between Corautus Genetics, Inc. (the “Company”) and Dr. Yawen L. Chiang (the “Executive”) dated October 1, 2005 (the “Agreement”) is hereby entered into by and between the Company and the Executive effective as of the 15th day of May, 2006.

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to the Agreement; and

WHEREAS, due to the precipitous drop in the value of the stock of the Company following the termination of the enrollment of patients in the GENASIS Phase IIb Clinical Trial in April 2006, the Company has deemed it necessary to provide the Executive with incentives to continue in the employ of the Company; and

WHEREAS, the Board of Directors of the Company approved this amendment to the Agreement to include certain retention incentives to encourage the Executive to continue her employment with the Company, to increase the likelihood of retaining the Executive and to create stability within the Company;

NOW, THEREFORE, effective as of May 15, 2006, the parties hereby amend the Agreement as follows:

1. A new Article 7 shall be added to the Agreement to read as follows:

“ARTICLE 7

RETENTION INCENTIVES

7.1 Cash Retention Payment. The Executive shall be entitled to receive a lump sum cash payment of $55,000 if she is employed by the Company on September 30, 2006. The Executive shall be entitled to receive an additional lump sum cash payment of $55,000 if she is employed by the Company on March 31, 2007. If the Executive is employed on the date(s) provided herein, the cash payment(s) shall be paid to the Executive no later than the next regularly scheduled payroll date following the date the Executive becomes entitled to such payment.

7.2 Nonqualified Stock Option Award. In accordance with and subject to the terms of the Corautus Genetics Inc. 2002 Stock Plan (the “Plan”), the Company agrees to grant to the Executive nonqualified stock options to purchase 100,000 shares of the Company’s common stock according to the following terms and conditions (any additional terms and conditions of such option grant to be as specified in the option agreement):

(a) The date of grant shall be the effective date of this First Amendment to the Agreement;

(b) The per share option exercise price shall be the fair market value per share (as defined in the Plan) on the date of grant;

(c) The options shall become exercisable as follows:

(i) 50,000 of the option shares shall become exercisable on March 31, 2007 if the Executive is employed by the Company on that date; and

(ii) The remaining 50,000 option shares shall become exercisable on March 31, 2008 if the Executive is employed by the Company on that date.

(d) The options shall have a 10-year term and, except as specified herein, shall be subject to the terms and provisions of the Plan; and

(e) Once exercisable, the options shall remain exercisable following termination of employment only as provided under the terms of the Plan.”

2. Except as specifically provided above, the terms of the Agreement shall remain in full force and effect as prior to this First Amendment.

IN WITNESS WHEREOF, the Executive and the Company have executed and delivered this First Amendment to the Agreement as of the date set forth above, but actually on the date set forth below.

CORAUTUS GENETICS, INC.

By:	/s/ Richard E. Otto
Richard E. Otto
President and CEO

Date:	May 15, 2006

YAWEN L. CHIANG

/s/ Yawen L. Chiang

Date:	May 15, 2006